Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Energy, Inc.
877-280-2857
215-553-8455 (fax)

ATLAS ENERGY, INC. ANNOUNCES $1.7 BILLION MARCELLUS SHALE

JOINT VENTURE WITH RELIANCE INDUSTRIES

Atlas management to host conference call at 9AM ET on Monday, April 12th to discuss the joint venture transaction

Pittsburgh, PA — April 9, 2010 - Atlas Energy, Inc (NASDAQ: ATLS) (“Atlas” or “the Company”) announces today its entry into a joint venture transaction with a wholly owned affiliate of Reliance Industries Limited (“Reliance”), the largest private sector company in India and a global energy leader, pursuant to which Atlas will transfer an interest in its Marcellus Shale position equal to 120,000 net acres in a transaction valued at $1.7 billion. Reliance will pay approximately $340 million in cash upon closing and an additional $1.36 billion in the form of a drilling carry. Atlas will serve as the development operator for the joint venture. Reliance will have the option to operate in certain project areas in the coming years outside of Atlas’ core operating areas of Fayette, Greene, Washington, and Westmoreland Counties in southwestern Pennsylvania.

Pursuant to the agreement, Reliance will acquire a 40% undivided interest in approximately 300,000 net acres (120,000 net to Reliance) of undeveloped leasehold held by Atlas, and Atlas will retain a 60% undivided interest in the acreage. In addition to funding its own 40% of drilling obligations, Reliance has agreed to fund 75% of Atlas’ respective portion of drilling and completion costs until the $1.36 billion drilling carry is fully utilized. Atlas has 5-1/2 years to utilize the drilling carry, subject to a two-year extension under certain conditions. Atlas and Reliance have agreed upon a five-year development plan that calls for the drilling of 45 horizontal Marcellus Shale wells for the joint venture during the remainder of 2010, increasing to 108 wells in 2011, 178 wells in 2012, and 300 wells in 2013 and 2014.

Atlas will act as the sole leasing agent for the joint venture in the area of mutual interest (“AMI”). In the near future, Atlas and Reliance expect to considerably grow the joint venture’s Marcellus Shale leasehold position within the AMI. Reliance will have the option to acquire a 40% share of such new acreage under terms comparable to those agreed to by Atlas, with each party paying its proportionate share of acquisition costs. In addition, if Atlas decides to sell all or part of the 280,000 additional Appalachian acres currently controlled by it, but excluded from the joint venture and not included in the AMI, Atlas has granted Reliance a right to purchase such acreage at a price of $8,000 per acre. Reliance also receives a right of first offer with respect to potential future sales of this acreage by Atlas at lower prices. This acreage is located predominantly in Mercer, Crawford, and other Pennsylvania counties not currently included in Atlas’ core Marcellus area of southwestern Pennsylvania.

“We are excited by this opportunity to partner with Reliance, one of the world’s largest vertically integrated energy companies, and one that has demonstrated exceptional capability in all aspects of the energy business. We believe that this joint venture will greatly increase the value of Atlas’ business,” commented Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy. “This transaction will enable us to accelerate sharply our development of the Marcellus while further reducing our already low finding and development costs and our capital structure will immediately benefit from reduced leverage and enhanced liquidity. As a result of our Marcellus development, we anticipate producing more clean-burning natural gas and creating significant numbers of well-paying Pennsylvania jobs. Pennsylvania will also benefit from our strong commitment to the highest environmental and safety standards, a passion which is shared by Reliance.”

Reliance Industries Limited, an India-based industrial enterprise, is one of the largest refiners and petrochemical producers in the world. Its recent market capitalization was over $78 billion and Reliance currently produces almost 3 Bcfe per day of oil & gas production from their E&P operations.

The purchase and sale is subject to certain closing conditions, including the consent of participating lenders under Atlas’ senior secured credit facility. The transaction is expected to close in April 2010.

Jefferies & Company, Inc. acted as lead financial advisor and J.P. Morgan Securities, Inc. acted as financial advisor to Atlas Energy on the joint venture transaction. Jones Day, Ledgewood and Wachtell, Lipton, Rosen & Katz acted as legal counsel to Atlas Energy.

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Interested parties are invited to access the live webcast of an investor call with Atlas Energy’s management regarding the joint venture transaction on Monday, April 12, 2010 at 9:00 am ET by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergy.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Energy website and telephonically beginning at 11:00 ET on April 12, 2010 by dialing 888-286-8010, passcode: 93641727.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachia and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest of APL. Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region in Oklahoma and Texas, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 10,300 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with The Williams Companies in Laurel Mountain Midstream, LLC. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy, Inc. cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; the Company’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date hereof, and the Company assumes no obligation to update such statements, except as may be required by applicable law.